Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: February 13, 2006

RAY DOLBY

/s/ Patrick McCabe, as attorney-in-fact

RAY DOLBY TRUST UNDER
THE DOLBY FAMILY TRUST
INSTRUMENT, DATED MAY 7, 1999

/s/ Patrick McCabe, as attorney-in-fact
By: Ray Dolby, Trustee of the Ray Dolby Trust under the Dolby Family Trust Instrument, dated May 7, 1999

RAY AND DAGMAR DOLBY INVESTMENTS, L.P.

/s/ Patrick McCabe, as attorney-in-fact
By: Ray Dolby, as Trustee of the Ray
Dolby Trust under the Dolby Family Trust
Instrument, dated May 7, 1999
Its: General Partner